Allbirds Appoints Annie Mitchell as Chief Financial Officer

SAN FRANCISCO, Mar. 09, 2023 (GLOBE NEWSWIRE) -- Allbirds, Inc. (NASDAQ: BIRD), a
global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today announced the appointment of Annie Mitchell as Chief Financial Officer, effective April 24, 2023. She will succeed Mike Bufano, who will be stepping down from Allbirds and will remain with the company through mid-May to ensure a smooth transition.

Annie Mitchell is an experienced finance executive in the retail industry and joins Allbirds from Gymshark, where she is wrapping up her role as Vice President of Finance and Insights. Prior to that, she spent 10 years at adidas where she held various positions within the finance organization, including most recently as Senior Vice President of Finance (CFO) of adidas North America. Prior to Adidas, Mitchell spent a decade in finance and planning functions of other consumer and retail businesses.

“We are excited to welcome Annie to Allbirds,’ said Joey Zwillinger, Co-Chief Executive Officer, “Annie brings significant finance expertise, strategic planning capabilities and deep experience at a range of consumer companies including a strong understanding of the footwear industry. Her skills and leadership capabilities are an outstanding fit as we embark on our strategic transformation to reignite growth and drive profitability.”

“I have long admired Allbirds both as a consumer and executive in the footwear industry,” said Annie Mitchell. “I am thrilled to join Allbirds at this pivotal moment and see a significant opportunity ahead for value creation. As the company embarks on its transformation, I look forward to working with the entire Allbirds team to chart a clear path for profitable growth and shareholder value creation.”

Zwillinger continued, “I also want to thank Mike for his significant contributions to Allbirds over two important years for the Company. Mike was instrumental in our 2021 public offering, as well as building strong processes and an outstanding finance team.”

“Allbirds is a special company with a unique mission, so this was not an easy decision on my part,” said Mr. Bufano. “I appreciate how Joey, Tim, and the Board have been working closely with me in a highly collaborative way to facilitate a seamless transition to Annie and support the Company’s strategic transformation. I’m proud of all that we have accomplished over the last two years and I look forward to working with our finance team to ensure a smooth transition and following the Company’s success through its next chapter.”

About Allbirds, Inc.
Headquartered in San Francisco, Allbirds (NASDAQ: BIRD) is a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, while treading lighter on the planet. The Allbirds story began with superfine New Zealand merino wool and has since evolved to include a eucalyptus tree fiber knit fabric and a sugarcane-based EVA foam (SweetFoam®). Allbirds serves customers across more than 35 countries in over 50 Allbirds stores and its e-commerce website, www.allbirds.com.

Investor Relations:

Katina Metzidakis
ir@allbirds.com

Media Contact:

press@allbirds.com